Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Reports Third Quarter 2013 Results

Record Revenues Totaling $1.3 Billion
Record Earnings of $379 Million
Earnings Per Share Grew 9%
$11 Billion of Contracted Revenue Backlog
ENSCO DS-7 Ultra-Deepwater Drillship and ENSCO 120 Ultra-Premium Jackup Delivered
LONDON--(BUSINESS WIRE)--Ensco plc (NYSE: ESV) reported today that diluted earnings per share increased 9% to $1.62 in third quarter 2013 from $1.48 a year ago. Discontinued operations primarily related to rigs and other assets no longer on the Company’s balance sheet reduced earnings last year by $0.07 per share. Diluted earnings per share from continuing operations were $1.62 in third quarter 2013 compared to $1.55 in third quarter 2012.
Certain items influenced third quarter 2013 results. A favorable settlement with the Mexican tax authority of $31 million, $0.10 per share, benefited other income. ENSCO 5002 and ENSCO 5004 contracted to OGX in Brazil negatively influenced results: $27 million, $0.12 per share, of contract backlog was not recognized as revenues and an $11 million, $0.05 per share, provision for doubtful accounts was included in contract drilling expense. Adjusted for these items, diluted earnings per share from continuing operations increased 9% to $1.69 compared to $1.55 in third quarter 2012.
Chairman, President and Chief Executive Officer Dan Rabun stated, “During the third quarter, we accepted delivery of two more rigs that will commence multi-year contracts later this year - - ENSCO DS-7, an ultra-deepwater drillship, and ENSCO 120, an ultra-premium harsh environment jackup. These newbuild rigs plus six more under construction will drive revenue and earnings growth in the years ahead.”
Mr. Rabun added, “I commend our capital projects teams in South Korea and Singapore for their diligence in overseeing the successful delivery of four new rigs over the past year alone.”
Earnings increased $35 million to a record $379 million. Revenues grew 13% to a record $1.266 billion in third quarter 2013 from $1.124 billion a year ago. The average day rate for the fleet increased 13% to $225,000, mostly due to adding ENSCO 8506 and ENSCO DS-6 to the active fleet, as well as higher day rates for several floaters and an increase in the jackup segment average day rate.
Contract drilling expense was $619 million, up from $507 million in third quarter 2012. This increase was primarily due to adding new floaters to the active fleet as well as a previously anticipated increase in unit labor costs. As reported a year ago, favorable settlements reduced contract drilling expense by $31 million in third quarter 2012.
Depreciation expense was $153 million compared to $142 million in third quarter 2012. The $11 million increase was mostly due to a growing active fleet. General and administrative expense was $37 million compared to $40 million in third quarter 2012.
Other expense was $2 million for third quarter 2013, down from $26 million a year ago. This decrease was primarily due to a $31 million favorable settlement with the Mexican tax authority included in other income as noted above, partially offset by a $9 million increase in interest expense. Third quarter 2013 interest expense was $40 million, net of $16 million of interest that was capitalized, compared to $31 million a year ago, net of $26 million of interest that was capitalized.

The effective tax rate was 16.1% compared to 11.5% in third quarter 2012. A $31 million favorable settlement with the Mexican tax authority, noted above, increased tax expense by $7 million. Adjusted for discrete items, the effective tax rate was 15.6% in third quarter 2013. The year-to-year comparison was also influenced by the relative percentage of earnings from various tax jurisdictions.

Segment Highlights

Floaters
Floater revenues grew 9% to $788 million in third quarter 2013 from $723 million a year ago, primarily due to the commencement of ENSCO 8506 and ENSCO DS-6. As noted above, the Company did not recognize revenue for ENSCO 5002 and ENSCO 5004 contracted to OGX in Brazil during third quarter 2013. The average day rate increased 15% to $416,000 from $362,000 in third quarter 2012.

Utilization was 79% compared to 90% a year ago. This decline was mostly due to a shipyard upgrade project for ENSCO 5005, an inspection for ENSCO DS-2, mobilizations for two rigs and no revenues being recognized for ENSCO 5002 and ENSCO 5004 that are contracted to OGX. Adjusted for non-operational items, utilization increased to 93% from 92% in third quarter 2012.

Floater contract drilling expense was $394 million in third quarter 2013, up from $306 million in third quarter 2012. A growing active floater fleet contributed to this increase along with higher unit labor costs. Contract drilling expense included an $11 million provision for doubtful accounts in third quarter 2013 related to previously recognized revenues for ENSCO 5002 and ENSCO 5004. In third quarter 2012, $31 million of favorable settlements reduced contract drilling expense. Adjusted for these items, contract drilling expense increased 14% year to year.

Jackups
Jackup revenues grew 21% to $460 million, up from $381 million a year ago. The increase was mostly due to a $16,000 increase in the average day rate to $125,000, driven by strong customer demand around the world. Utilization was 90% compared to 87% a year ago. Adjusted for non-operational items including planned upgrade projects, inspections and cold stacked rigs, utilization was 99% compared to 97% in third quarter 2012. Contract drilling expense increased 12% to $210 million, due in part to a previously anticipated increase in unit labor costs and higher utilization.

Other
Other is composed of managed drilling rig operations. Revenues decreased to $19 million from $20 million in third quarter 2012, primarily due to the expiration of a managed drilling contract during third quarter 2013. Contract drilling expense was $15 million compared to $14 million in third quarter 2012.

	Third Quarter

(in millions of $,	Floaters			Jackups			Other			Reconciling Items		Consolidated Total
except %)	2013	2012	Chg	2013	2012	Chg	2013	2012	Chg	2013	2012	2013	2012	Chg

Revenues	787.9	723.0	9%	459.6	380.8	21%	18.7	19.7	(5)%	—	—	1,266.2	1,123.5	13%
Operating expenses
Contract drilling	394.1	305.7	29%	210.0	187.2	12%	15.1	14.4	5%	—	—	619.2	507.3	22%
Depreciation	110.6	98.8	12%	41.1	41.9	(2)%	—	—	—	1.6	1.7	153.3	142.4	8%
General and admin.	—	—	—	—	—	—	—	—	—	37.4	40.2	37.4	40.2	(7)%
Operating income (loss)	283.2	318.5	(11)%	208.5	151.7	37%	3.6	5.3	(32)%	(39.0)	(41.9)	456.3	433.6	5%

Strong Financial Position - 30 September 2013
Ensco maintained a strong financial position:

•	$11 billion of contracted revenue backlog excluding bonus opportunities

•	Long-term debt-to-capital ratio of 27%

•	Fully available $2 billion revolving credit facility

•	$325 million of cash and cash equivalents

Ensco will conduct a conference call at 10:00 a.m. Central Time (4:00 p.m. London time) on Thursday, 24 October 2013, to discuss third quarter 2013 results. The call will be webcast live at www.enscoplc.com. Interested parties may listen to the call by dialing (866) 652-5200 from within the United States and +1 (412) 317-6060 from outside the U.S. Please ask for the Ensco conference call. It is recommended that participants call fifteen minutes before the scheduled start time.

A replay of the conference call will be available by telephone one hour after the completion of the call through 8 November 2013 by dialing (877) 344-7529 or, if calling from outside the U.S. +1 (412) 317-0088 (conference ID 10033224). A webcast replay, MP3 download and transcript of the call will be available at www.enscoplc.com.

Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. For more than 25 years, the Company has focused on operating safely and exceeding customer expectations. Ensco is ranked #1 for total customer satisfaction with top honors in 10 separate categories in the most recent annual survey by EnergyPoint Research. Operating the world’s newest ultra-deepwater fleet and largest fleet of active premium jackups, Ensco has a major presence in the most strategic offshore basins across six continents. Ensco plc is an English limited company (England No. 7023598) with its registered office and corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ. To learn more, visit our website at www.enscoplc.com.

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements regarding expected financial performance, effective tax rate, day rates and backlog; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; and general market, business and industry conditions, trends and outlook.  Such statements are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation or suspension of drilling contracts as a result of mechanical difficulties, performance or other reasons; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; our ability to realize the expected benefits from our redomestication and actual contract commencement dates.  In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov or on the Investor Relations section of our website at www.enscoplc.com.  Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2013	2012	2013	2012

OPERATING REVENUES	$1,266.2	$1,123.5	$3,664.2	$3,215.2

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	619.2	507.3	1,786.8	1,503.5
Depreciation	153.3	142.4	455.2	414.7
General and administrative	37.4	40.2	111.6	113.9
	809.9	689.9	2,353.6	2,032.1

OPERATING INCOME	456.3	433.6	1,310.6	1,183.1

OTHER INCOME (EXPENSE)
Interest income	4.3	5.5	12.3	17.2
Interest expense, net	(40.2)	(30.8)	(123.6)	(95.4)
Other, net	34.3	(.2)	40.1	1.3
	(1.6)	(25.5)	(71.2)	(76.9)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	454.7	408.1	1,239.4	1,106.2

PROVISION FOR INCOME TAXES	73.3	46.9	174.6	127.3

INCOME FROM CONTINUING OPERATIONS	381.4	361.2	1,064.8	978.9

LOSS FROM DISCONTINUED OPERATIONS, NET	—	(15.8)	(.9)	(23.4)

NET INCOME	381.4	345.4	1,063.9	955.5

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(2.6)	(1.9)	(7.1)	(5.3)

NET INCOME ATTRIBUTABLE TO ENSCO	$378.8	$343.5	$1,056.8	$950.2

EARNINGS (LOSS) PER SHARE - BASIC AND DILUTED
Continuing Operations	$1.62	$1.55	$4.53	$4.20
Discontinued Operations	—	(0.07)	—	(0.10)
	$1.62	$1.48	$4.53	$4.10

NET INCOME ATTRIBUTABLE TO ENSCO SHARES - BASIC AND DILUTED	$374.8	$339.9	$1,045.6	$940.4

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	231.1	229.6	230.8	229.2
Diluted	231.3	229.9	231.0	229.5

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	September 30, 2013	December 31, 2012
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$325.4	$487.1
Accounts receivable, net	775.5	811.4
Other	416.2	425.4
Total current assets	1,517.1	1,723.9

PROPERTY AND EQUIPMENT, NET	13,997.4	13,145.6

GOODWILL	3,274.0	3,274.0

OTHER ASSETS, NET	354.4	421.8

	$19,142.9	$18,565.3

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities and other	$893.0	$942.2
Current maturities of long-term debt	47.5	47.5
Total current liabilities	940.5	989.7

LONG-TERM DEBT	4,743.6	4,798.4

DEFERRED INCOME TAXES	340.8	351.7

OTHER LIABILITIES	515.4	573.4

TOTAL EQUITY	12,602.6	11,852.1

	$19,142.9	$18,565.3

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Nine Months Ended September 30,

	2013	2012

OPERATING ACTIVITIES
Net income	$1,063.9	$955.5
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Discontinued operations, net	.9	23.4
Depreciation expense	455.2	414.7
Other	(9.9)	35.3
Changes in operating assets and liabilities	(77.7)	167.7
Net cash provided by operating activities of continuing operations	1,432.4	1,596.6

INVESTING ACTIVITIES
Additions to property and equipment	(1,282.7)	(1,583.8)
Maturities of short-term investments	50.0	4.5
Other	3.8	3.4
Net cash used in investing activities of continuing operations	(1,228.9)	(1,575.9)

FINANCING ACTIVITIES
Cash dividends paid	(350.2)	(260.9)
Reduction of long-term borrowings	(30.9)	(30.9)
Proceeds from exercise of share options	22.0	22.1
Commercial paper borrowings, net	—	(125.0)
Reimbursement of equity issuance cost	—	66.7
Other	(20.8)	(15.4)
Net cash used in financing activities	(379.9)	(343.4)

DISCONTINUED OPERATIONS
Operating activities	.2	(9.1)
Investing activities	15.5	59.0
Net cash provided by discontinued operations	15.7	49.9

Effect of exchange rate changes on cash and cash equivalents	(1.0)	1.9

DECREASE IN CASH AND CASH EQUIVALENTS	(161.7)	(270.9)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	487.1	430.7

CASH AND CASH EQUIVALENTS, END OF PERIOD	$325.4	$159.8

ENSCO PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	Third Quarter		Second Quarter
	2013	2012	2013

Rig Utilization(1)

Floaters	79%	90%	86%
Jackups	90%	87%	83%

Total	86%	88%	84%

Average Day Rates(2)

Floaters	$416,201	$362,197	$399,316
Jackups	125,434	108,540	122,083

Total	$225,244	$199,939	$228,017

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned and recognized day rate revenue, including days associated with compensated downtime and mobilizations. When revenue is earned but is deferred and amortized over a future period, for example when a rig earns revenue while mobilizing to commence a new contract or while being upgraded in a shipyard, the related days are excluded from days under contract.

For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump sum revenues and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

Contacts
Ensco plc
Investor Contacts:
Sean O'Neill, 713-430-4607
Vice President - Investor Relations and Communications

or
Nick Georgas, 713-430-4490
Manager - Investor Relations

or
Media Contact:
Alice Brink, 713-430-4658
Manager - Communications